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                                                                   Exhibit 11(b)


             Addendum to Memoranda describing certain procedures
                  filed pursuant to Rule 6e-3(T)(b)(12)(iii)


Delivery of Death Benefit Checks.


        If the payee has elected a lump sum payment, the check will be mailed directly to the payee. If a representative requests that the check be sent to the sales office, it should be delivered within 24 hours after it is received in the sales office. When this is not possible, the check should be mailed immediately by the sales office.